Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HARTE-HANKS, INC.

Harte-Hanks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.          This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on October 4, 1993 (the “Certificate of Incorporation”).

2.           Article First of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the Corporation is Harte Hanks, Inc.

3.           This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert L. R. Munden, its Senior Vice President, General Counsel and Secretary, this 30th day of January, 2015.

By:	/s/ Robert L. R. Munden
Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary